[LOGO OF FRONTIER COMMUNICATIONS]


Frontier Corporation
                                                      Proxy Statement
Frontier Center

180 South Clinton Avenue

Rochester, New York 14646-0700


Annual Meeting


Notice of Annual Meeting
of Common Shareholders

Please Join Us In Celebrating
Frontier Corporation's 100 Years of Doing Business

Date:
Thursday, April 29, 1999

Time:
10:00 a.m., Pacific Time

Place:
Grand Ballroom
Hotel Nikko San Francisco
222 Mason Street
San Francisco, California  94102

Record Date:
March 1, 1999

Meeting Agenda:
1.  Election of Directors
2.  Ratification of Appointment of Auditors
3. Any other matters that properly come before the meeting or any adjournments of the meeting.

By-Law Amendments:
Effective December 15, 1998, the Board of Directors amended Article II, Section 2, of the By-Laws to set the number of Directors constituting the entire Board at twelve.


Sign Language Interpreters:
The meeting will be sign language interpreted for the hearing impaired.

Electronic Copies of Proxy Statement and
Annual Report:
A copy of this proxy statement and the Company's Annual Report are also available on the Company's web site which can be reached at:
http://www.frontiercorp.com

Admission to the Meeting:
An admission card will be required to gain entry to the meeting. If you are planning to attend the Annual Meeting, please check the appropriate box on the proxy card. We will then send your admission card to you. A map identifying the location of the meeting place appears on the back cover of the proxy statement.

Vote:
Your vote is very important. Please either vote electronically or sign and date the enclosed proxy card and return it promptly in the enclosed return envelope, whether or not you expect to attend the meeting. If you do not specify your choices when you vote, it will be understood that you wish to have your shares voted in accordance with the Board of Directors' recommendations. You may revoke your proxy and vote in person if you decide to attend the meeting.

By Action of the Board of Directors,

/s/ Josephine S. Trubek

Josephine S. Trubek
Corporate Secretary
Rochester, New York

March 12, 1999

Table of Contents

Proxy Statement

1  . Proxy Solicitation

1  . Voting at the Annual Meeting

2  . Proposal 1--Election of Directors

2  . Nominees for Director

5  . Information about the Board of Directors

6 . Stock Ownership of Management, Directors and Certain Beneficial Owners

7  . Section 16(a) Beneficial Ownership
     Reporting Compliance

8  . Report of Committee on Directors

9  . Report of Committee on Management

11 . Performance Graph

12 . Compensation of Company Management

12 . Summary Compensation Table

13 . Option/SAR Grants in Last Fiscal Year

13 . Individual Grants in 1998 Table

14 . Aggregated Option/SAR Exercises in Last Fiscal
     Year and Fiscal Year-End Option/SAR Values Table

15 . Long-Term Incentive Plans-Awards in Last
     Fiscal Year Table

16 . Pension Plan Table

17 . Employment Contracts

17 . Business Transactions and Relationships

18 . Compensation Committee Interlocks and
     Insider Participation in Compensation Decisions

18 . Indemnification of Certain Persons

18 . Proposal 2--Ratification of Public Accountant

18 . 2000 Annual Meeting--Future Proposals of Shareholders

19 . Other Matters

Proxy Statement

1999 Annual Meeting of Common Shareholders of Frontier Corporation



Proxy Solicitation

When and where will the Annual Meeting be held?

The Annual Meeting will be held on April 29, 1999, at 10:00 a.m., Pacific Time in the Grand Ballroom of the Hotel Nikko San Francisco, 222 Mason Street, San Francisco, California 94102, or at any later time, if adjourned. The purposes of the Annual Meeting are stated in the attached Notice of Annual Meeting of Common Shareholders.

Who is soliciting proxies and for what purpose?

The Board of Directors of Frontier Corporation, a New York corporation, is soliciting proxies for use at the annual meeting of holders of the Company's $1.00 par value common stock. This proxy statement will refer to Frontier Corporation as the "Company" and the annual meeting as the "Annual Meeting". We are sending you this proxy statement and the enclosed proxy card and alternative electronic voting instructions in connection with the Board's solicitation so that you may vote your shares.

 The Company will pay the cost of proxy solicitation. In addition to the solicitation of proxies by mail, some officers and employees of the Company, without additional compensation, may contact you personally or by telephone, Internet or electronic mail, facsimile, telegraph or cable, to solicit your proxy. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record and will reimburse such persons for forwarding such materials. In addition, the Company has retained Innisfree M&A Incorporated, New York, New York, to aid in the solicitation of proxies at a fee of $6,000 plus reimbursement for out-of-pocket expenses incurred by that firm on behalf of the Company.

 The principal executive offices of the Company are located at 180 South Clinton Avenue, Rochester, New York 14646. The main telephone number is
(716) 777-1000.


Voting at the Annual Meeting

Is my vote important?
Whether or not you plan to attend our Annual Meeting, please take the time to vote your shares as soon as possible. Your prompt voting by telephone, electronically or by mail may save the Company the expense of a second mailing. Each proxy which is properly completed will be voted at the Annual Meeting. If you return a proxy by mail, or vote by telephone or electronically over the Internet and do not specify your vote, your shares will be voted as recommended by the Board of Directors. Specifically, if your proxy does not specify a choice, your shares will be voted for the election of all the Directors nominated in the proxy and in favor of ratification of the election of PricewaterhouseCoopers LLP as public accountant.

What are the methods of voting?
All shareholders may vote by mail. SHAREHOLDERS OF RECORD CAN ALSO VOTE BY TELEPHONE OR ELECTRONICALLY OVER THE INTERNET. Shareholders who hold their shares through a bank or broker can vote by telephone or electronically over the Internet if that option is offered by the bank or broker.

 . Voting by mail. Shareholders may sign, date and mail their proxies in the postage-paid envelope provided. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors.

 . Voting by telephone or Internet. Shareholders of record may vote by using the toll-free number listed on the proxy card or electronically over the Internet. Telephone and/or Internet voting is also available to shareholders who hold their shares through a Frontier Corporation benefit plan. The telephone and Internet voting procedures are designed to verify shareholders through use of a Control Number that is provided on each proxy card. Both procedures allow you to vote your shares and to confirm that your shares have been properly recorded. If you do not indicate how you want to vote, your proxy will be voted as recommended by the Board of Directors. Please see your proxy card for specific instructions.



This Proxy Statement and Form of Proxy are being first sent to Shareholders on March 12, 1999.

How do I revoke my proxy?
Whether you vote by mail, by telephone, or electronically over the Internet, you may later revoke your proxy by:
 . sending a written statement to that effect to the
  Corporate Secretary of the Company;
 . submitting a properly signed proxy at a later date;
 . voting by telephone at a later time;
 . voting by Internet at a later time; or
 . voting in person at the Annual Meeting.

What is the record date, vote required and method of counting votes?
The close of business on March 1, 1999 is the Record Date for determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. On that date there were 172,277,729 shares of the Company's $1.00 par value common stock outstanding and entitled to vote at the meeting. You are entitled to cast one vote for each share held as of the Record Date on matters properly brought before the Annual Meeting. Both the hard-copy proxy card and the electronic voting proxy card contain spaces for you to indicate if you wish to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for Director. The telephone voting prompts also provide a mechanism for you to abstain or withhold authority to vote. The following is an explanation of the vote required and the method of counting votes for each of the items to be voted on at the Annual Meeting.

ITEM 1--Election of Directors. Directors are elected by a plurality of the votes cast and the twelve nominees receiving the highest number of votes will be elected. Shares represented by your proxy will be voted in accordance with the directions you specify on the proxy card or that you specify electronically either by telephone or the Internet. Votes withheld in connection with the election of one or more of the nominees for Director will not be counted as votes cast in connection with that nominee's election.

ITEM 2--Ratification of public accountant. The public accountant is ratified by a majority of the votes cast, so the affirmative vote of a majority of shares voted in person or by proxy is required for approval of this item. Abstentions are not counted in determining the votes cast in connection with the ratification of the public accountant.

  The New York Stock Exchange allows brokerage firms holding shares for the benefit of their clients to vote in their discretion on behalf of their clients with respect to "discretionary items" if the clients have not furnished voting instructions within ten days of the shareholder meeting. The election of Directors and the ratification of the public accountant are discretionary items with respect to which brokerage firms may vote. If your broker does not vote your shares, those broker "non-votes" will not be considered as votes cast.

Is there any other business for the meeting?
The Board knows of no other matters to be presented for shareholder action at the meeting. If other matters are properly brought before the meeting, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.


PROPOSAL 1--ELECTION OF DIRECTORS

Your Board of Directors recommends a vote "FOR" all nominees.

Nominees for Director

The Board of Directors nominates the twelve persons named on pages 3 and 4 for election to the Board of Directors. All of these people are currently Directors of the Company, and their terms of office all expire on the date of the Annual Meeting. If elected, each will serve until the Annual Meeting of Shareholders to be held in 2000 or until such time as his or her respective successor is elected. The Board believes that all of the persons it has nominated will be available and willing to serve as Directors. The accompanying proxy will be voted for the election of these nominees, unless authority to vote for one or more nominees is withheld. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of any substitute nominee designated by the Board or its Executive Committee, or the Board may fill the vacancy at a later date after selecting a person it believes is appropriate.

 The principal occupation and business experience of each nominee for election at the Annual Meeting appears next to that person's photograph.

2

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[PHOTO]

Patricia C. Barron, 56, is Executive in Residence and Senior Fellow of Stern School of Business, New York University, one of the nation's leading academic institutions. She has held this position since October 1998. From May 1997 to June 1998 she was Corporate Vice President, Business Operations Support, Xerox Corporation, a manufacturer of office systems and equipment, and held this position since May 1997. From February 1994 until May 1997, she was President, Xerox Engineering Systems. She is a Director of Aramark Corporation, Quaker Chemical Corporation, Reynolds Metals Corporation, and TeleFlex Corporation. She has been a Director of the Company since 1990.


[PHOTO]

Raul E. Cesan, 51, is President and Chief Operating Officer, Schering-Plough Corporation, a worldwide researcher, manufacturer and marketer of pharmaceutical and health care products and has held this position since November 1998. From September 1994 to November 1998 he was President, Schering-Plough Pharmaceuticals and Executive Vice President, Schering-Plough Corporation. From September 1992 through September 1994, he was President, Schering Laboratories--U.S. Pharmaceutical Operations. He has been a Director of the Company since 1995.


[PHOTO]

Joseph P. Clayton, 49, is Chief Executive Officer and President of the Company and has held this position since August 1997. He also served as the Company's President and Chief Operating Officer from June 1997 to August 1997. From March 1992 until December 1996 he was Executive Vice President, Marketing and Sales-- Americas and Asia, Thomson Consumer Electronics, a worldwide leader in the consumer electronics industry. He has been a Director of the Company since 1997.


[PHOTO]

Brenda E. Edgerton, 49, is Senior Vice President and Chief Financial Officer, C&S Wholesale Grocers, Inc., the United States' third largest wholesale distributor of food to retail markets. She has held this position since November 1998. From May 1996 to October 1998 she served as Vice President--Business Development, Campbell Soup Company, a manufacturer of prepared convenience foods. From May 1994 to May 1996, she held the position Vice President, Finance --U.S. Soup, and from August 1989 through April 1994, she was Vice President and Treasurer, Campbell Soup Company. She has been a Director of the Company since 1993.


[PHOTO]

Jairo A. Estrada, 51, is President and Chief Executive Officer of EMRALD Enterprises, a private investment firm. He has served in this capacity since June 1996. Until December 1995, he was Chairman of the Board and Chief Executive Officer of Garden Way Incorporated, a company which manufactures outdoor power equipment, as well as Chairman of the Board of Stairmaster, which manufactures exercise equipment. He is Chairman of the Board of Mercer Management, Inc., and a member of the Board of Flow Management Technologies, Inc. Mr. Estrada has been a Director of the Company since 1989.


[PHOTO]

Michael E. Faherty, 63, is an active investor in publicly traded securities and in various venture capital and other private businesses. He is also the principal of MICO, Inc., a general business consulting and contract executive firm. In connection with this business, he has served as an executive for various companies. Since 1994, he has served as Chairman of ECCS, Inc., a provider of open systems-based networked computing solutions which incorporate ECCS's mass storage enhancement products. From December 1994 until June 1996, he was also ECCS's Chief Executive Officer. From January 1992 to January 1994, he was President and Chief Executive Officer of Shared Financial Systems, Inc. He has also served for varying periods of time as either Chief Executive or Chief Operating Officer of Intec Corp., Information Magnetics, Cable &

Wireless North America, Digital Sound Corporation, and BancTec, Inc. He is a Director of BancTec, Inc., and of ECCS, Inc. Mr. Faherty has been a Director of the Company since 1995.


[PHOTO]

Alan C. Hasselwander, 65, is Past Chairman of the Board of Rochester Telephone Corporation (now Frontier Corporation). From February 1992 to April 1992, he was Chairman of the Company. From July 1984 to February 1992, he was President and Chief Executive Officer of the Company. He has been a Director of the Company since 1984.

[PHOTO]

Eric Hippeau, 47, is Chairman and Chief Executive Officer of Ziff-Davis Inc., a subsidiary of Softbank, Inc. Ziff-Davis Inc., is a leading integrated media and marketing company focused on computing and Internet-related technology. Mr. Hippeau has held this position since December 1993. Prior to that he held other senior executive positions within Ziff-Davis. He is a Director of Ziff-Davis Inc., Yahoo!, Inc., GeoCities, Inc., Herring Communications, Inc., and Softbank, Inc. He has been a Director of the Company since 1998.

[PHOTO]

Robert Holland, Jr., 58, is the Chief Executive Officer of Workplace Integrators, an office furniture distributor, and has held that position since June 1997. From February 1995 until October 1996, he was Chief Executive Officer of Ben and Jerry's Homemade, Inc., a manufacturer and marketer of premium ice cream. From 1991 to 1995, he was Chairman and Chief Executive Officer of Rokher-J, Inc., a business consulting firm. He is also a Director of The MONY Group, Olin Corporation, Tricon Global Restaurants, Inc., Trumark Inc., A.C. Nielsen Co., Lexmark International, Inc., and Lexmark International Group, Inc. Mr. Holland has been a Director of the Company since 1995.

[PHOTO]

Douglas H. McCorkindale, 59, is Vice Chairman and President of Gannett Co., Inc., a nationwide diversified communications company and has held that position since September 1997. Prior to that he held the position of Vice Chairman and Chief Financial and Administrative Officer. He is a Director of Gannett Co., Inc., Continental Airlines, and a director or trustee of a number of investment companies in the family of Prudential Mutual Funds. He has been a Director of the Company since 1980.

[PHOTO]

James F. McDonald, 59, is President and Chief Executive Officer of Scientific-Atlanta, Inc., a leading supplier of broadband communications systems, satellite-based video, voice and data communications networks, and world-wide customer service and support. Mr. McDonald has held that position since July 1993. He is a Director of Scientific-Atlanta, Inc., Burlington Resources, Inc., and American Business Products, Inc. He has been a Director of the Company since 1998.

[PHOTO]

Dr. Leo J. Thomas, 62, retired in May 1996, from Eastman Kodak Company, a manufacturer of imaging products. From September 1994 to May 1996, he held the position of Executive Vice President, and from September 1991 to September 1994, he was Group Vice President, Eastman Kodak Company. He is a Director of Unigraphics, Inc. He has been a Director of the Company since 1984.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Board of Directors

The Board of Directors of the Company currently consists of twelve persons and held seven meetings during 1998. All of the Directors attended at least 75% of the total meetings of the Board and its committees which they were eligible to attend.

Committees of the Board of Directors
The Board of Directors conducts its business through meetings of the Board and through the activities of its committees. The standing committees of the Board are the Audit Committee, the Committee on Management, the Committee on Directors and the Executive Committee. Committee membership as of the Record Date is listed below.

Audit Committee
The members of the Audit Committee are:
 .  Jairo A. Estrada, Chair
 .  Patricia C. Barron
 .  Robert Holland, Jr.

  This committee reviews the scope of audit activities and the financial reports of the Company and reviews with management significant and material matters which may result in either potential liability to the Company or significant exposure to the Company. The Committee also makes reports and recommendations with respect to audit activities, findings, and reports of the independent public accountant and the internal audit staff of the Company. The Audit Committee held five meetings in 1998.

Committee on Management
The members of the Committee on Management are:
 .  Dr. Leo J. Thomas, Chair
 .  Raul E. Cesan
 .  James F. McDonald

  This committee is responsible for determining the compensation, benefits and perquisites of all senior executive officers of the Company, with the exception of the Chief Executive Officer, and for recommending the compensation, benefits and perquisites of the Chief Executive Officer to the full Board after an evaluation of his performance. This committee also develops and administers executive compensation plans and reviews succession planning for the Company and other significant human resources issues. The Committee on Management held eight meetings in 1998.

Committee on Directors
The Committee on Directors serves as the nominating committee and is responsible for corporate governance issues. The Committee consists of:
 .  Michael E. Faherty, Chair
 .  Brenda E. Edgerton
 .  Eric Hippeau
 .  Douglas H. McCorkindale

  This committee reviews all matters relating to the selection, qualification, evaluation, and compensation of members of the Board of Directors and all nominees to the Board. The Committee on Directors held seven meetings in 1998.

 The Committee on Directors will consider nominations by shareholders. Such suggestions should include sufficient biographical information so that the Committee can appropriately assess a nominee's qualifications. This information about a potential nominee would include, at a minimum:

 .  name and address
 .  business and other experience relevant to serving as a
   member of Frontier's Board of Directors, and . a listing of any other Boards on which the nominee may be a member.

 All submissions should be sent by a letter addressed to the Corporate Secretary, Frontier Corporation, 180 South Clinton Avenue, Rochester, New York 14646-0700. Suggestions in connection with the 2000 Annual Meeting of Common Shareholders must be received by October 29, 1999 in order to receive consideration.

Executive Committee
The members of the Executive Committee are:
 .  Douglas H. McCorkindale, Chair
 .  Joseph P. Clayton
 .  Jairo A. Estrada
 .  Michael E. Faherty
 .  Alan C. Hasselwander
 .  Dr. Leo J. Thomas

  The Chair of the Executive Committee serves as the lead outside director. The Executive Committee possesses all of the powers of the Board of Directors except those which, by law or the Company's By-Laws, cannot be delegated to it. The Executive Committee met three times in 1998.

Compensation of Directors
Directors who are not Company employees are paid an annual retainer and meeting fees as follows:

 . The annual retainer consists of 1,200 shares of Frontier Corporation common stock. This amount is prorated if a Director begins service on other than the date of the Annual Meeting.

 .  The meeting fee is $1,500 for each Board and/or committee meeting attended.

 . The annual retainer for each committee chair consists of an additional 300 shares of Frontier Corporation common stock.

 . New Directors also receive an additional one-time grant of 1,000 shares of Frontier Corporation common stock which they must hold during their tenure on the Board.

 . The Lead Director receives additional compensation equal to the cash value of 1,200 shares of the Company's common stock. Mr. McCorkindale served as Lead Director in 1998. It is currently expected that he will continue to serve in this capacity in 1999.

 .  Directors may elect to defer payment of their fees to future years.

 . Directors annually receive an option to purchase 4,000 shares of the Company's common stock pursuant to the Company's Directors' Stock Incentive Plan. This amount is prorated if a Director begins service on other than the date of the Annual Meeting. These options expire ten years after issuance, and the exercise price is the closing price of the stock on the day the option was granted.

 Mr. Hippeau received a grant of options for 2,000 shares at an exercise price of $25.3125 on October 12, 1998. Mr. McDonald received a grant of options for 1,333 shares at an exercise price of $32.3125 on December 15, 1998. Each other outside Director received a grant of options for 4,000 shares at an exercise price of $28.625 per share on April 29, 1998.

 Directors also receive cellular telephone equipment and service and other nominal in-kind items.



STOCK OWNERSHIP OF
MANAGEMENT, DIRECTORS AND
CERTAIN BENEFICIAL OWNERS

In 1993, the Committee on Directors first established targets for the minimum amounts of the Company's common stock which Directors should own. These targets for stock ownership consider the length of a Director's tenure on the Board. The 1998 target for Directors was the beneficial ownership of 12,000 shares of the Company's common stock. Each Director has five years to achieve this target, and all Directors with at least five years of service on the Board have met the target. In 1999 the target for each outside Director continues to be the beneficial ownership of at least 12,000 shares of the Company's common stock.

 Executive officers of the Company are also encouraged to own shares of the Company. The recommended stock ownership level is based on each officer's position in the organization and is a multiple of salary. Mr. Clayton and each Executive Vice President has a stock ownership target which is the beneficial ownership of Company common stock equal in value to four times his or her respective salary. Each other executive officer has a target of beneficial ownership of Company common stock equal in value to three times his or her respective salary. Each executive officer is expected to achieve his or her target by the later of January 1, 1999 or the fifth anniversary of his or her appointment as an executive officer. All executive officers with at least five years' tenure as an executive officer of the Company have met this target.

 The following table sets forth the number of shares of the Company's common stock beneficially owned by each Director and nominee, by each of the named executive officers, and by Directors and officers of the Company as a group as of February 12, 1999. No Director, officer or nominee beneficially owns more than 1% of the Company's outstanding shares of common stock. The group's aggregate holdings constitute approximately 1.3% of the Company's issued and outstanding common stock.

Management and Directors Stock Ownership Table as of February 12, 1999

----------------------------------------------------------------------
                                             Total
                              Common         Stock     Beneficial
Name                           Stock(1)    Options(2)   Ownership
----------------------------------------------------------------------
Directors and Nominees:
Patricia C. Barron            13,234        15,399         28,633
Raul E. Cesan                  9,099         7,999         17,098
Joseph P. Clayton            328,102       233,332        561,434
Brenda E. Edgerton            12,477        14,449         26,926
Jairo A. Estrada              28,773        15,999         44,772
Michael E. Faherty            98,639        24,333        122,972
Alan C. Hasselwander (3)      40,097        13,265         53,362
Eric Hippeau                  15,846             0         15,846
Robert Holland, Jr.            9,559         7,666         17,225
Douglas H. McCorkindale       15,668        15,999         31,667
James F. McDonald              1,400             0          1,400
Dr. Leo J. Thomas             34,463        15,999         50,462

Named Executive Officers:
Robert L. Barrett            105,930       258,333        364,263
Joseph P. Clayton            328,102       233,332        561,434
Jeremiah T. Carr              57,856       232,732        290,588
Rolla P. Huff                152,613             0        152,613
Donna L. Reeves-Collins        9,499       100,232        109,731

Directors and Executive
Officers as a Group
(20 persons)                 980,012     1,319,867      2,299,879
----------------------------------------------------------------------

(1) Includes all shares which each Director, nominee or officer directly, or through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct the voting of such shares or to dispose or to direct the disposition of such shares. Amounts in this column include both vested and unvested restricted stock granted to selected executive officers. However, these amounts do not include shares which each such person has the right to acquire pursuant to options or other rights.

(2) Includes all shares which such persons have the right to acquire within the sixty days following February 12, 1999, pursuant to options or other rights. These amounts do not include shares which such persons have the right to acquire more than sixty days after that date.

(3) Includes 1,480 shares owned by Mr. Hasselwander's spouse. Mr. Hasselwander disclaims beneficial ownership of these shares.


Set forth below is the name, address and stock ownership of the only persons or groups of persons known by the Company to own beneficially more than 5% of the outstanding shares of common stock.

Stock Ownership of Certain Beneficial Owners as of December 31, 1998

-------------------------------------------------------------------
Number of
Name and Address                           Shares of     Percent
of Beneficial Owners                      Common Stock  of  Class
-------------------------------------------------------------------
Delaware Management Holdings, Inc. (1)      11,512,972       6.71%
2005 Market Street
Philadelphia, Pennsylvania 19103

Scudder Kemper Investments, Inc. (2)        10,379,385       6.10%
345 Park Avenue
New York, New York 10154
-------------------------------------------------------------------

(1) Delaware Management Holdings, Inc., filed with the Securities and Exchange Commission a Schedule 13G, dated February 5, 1999, stating that it beneficially owned in the aggregate 11,512,972 shares of the Company's common stock in its capacity as the parent holding company of Delaware Management Business Trust. In its Schedule 13G filing, Delaware Management Holdings, Inc., also disclosed that with respect to the shares it beneficially owns, it has sole voting power with respect to 10,965,172 shares, shared voting power with respect to 547,800 shares, sole dispositive power with respect to 11,512,972 shares, and shared dispositive power with respect to 0 shares.

(2) Scudder Kemper Investments, Inc., filed with the Securities and Exchange Commission a Schedule 13G, dated February 12, 1999, stating that it beneficially owned in the aggregate 10,379,385 shares of the Company's common stock. In its
Schedule 13G filing, Scudder Kemper Investments, Inc., also disclosed that with respect to the shares it beneficially owns, it has sole voting power with respect to 4,207,085 shares, shared voting power with respect to 5,706,000 shares, sole dispositive power with respect to 10,270,285 shares, and shared dispositive power with respect to 109,100 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company's Directors, executive officers and shareholders holding in excess of 10% of the common stock are required to file reports with the Securities and Exchange Commission and the New York Stock Exchange, with copies to the Company, concerning ownership of and transactions in the Company's common stock. Based solely on those reports furnished to the Company and related information, the Company believes that all such filing requirements for 1998 were complied with in a timely fashion with the exception of a single transaction by Donna L. Reeves-Collins in November 1998 which was not timely reported on a Form 4.

REPORT OF COMMITTEE ON DIRECTORS

Your Board formed the Committee on Directors in 1993 to focus the Board's attention on corporate governance and to serve as the nominating committee. Since then, the Committee initiated several actions designed to increase the independence of the Board and to enhance the alignment of Directors' interests with those of shareholders. Many of these actions were already reported to you in prior proxy statements. During 1998, the Committee maintained its oversight responsibilities with respect to corporate governance.

  In adopting a set of Governance Guidelines, the Board sought to improve the overall financial performance of the Company. The Guidelines, designed to serve the best interests of the shareholders, establish the framework and standards for Board operation. We review these annually and describe the main provisions here.

  Under the Governance Guidelines, the size of the Board is set between 9 and 14 members, each of whom is elected for a one-year term. Currently there are 12 members of the Board of Directors and each serves on at least one committee. We expect 100 percent attendance with a minimum permitted attendance of 75 percent of the meetings. All of your Directors met the attendance requirement in 1998. The minimum number of Board meetings held each year is 5 and, for each Committee, is 2.

 There is a majority of independent outside Directors on the Board. All Committees, except the Executive Committee, are composed entirely of independent outside Directors. A majority of the Executive Committee members is independent outside Directors. Generally, retirement age is 70. If a Director's primary job changes, he or she submits a resignation to the Committee on Directors which, after consideration, recommends whether or not to accept it. Retirement is considered a job change in the context of this provision. The Chair of the Executive Committee serves as Lead Director. In recognition of the additional responsibilities of the Lead Director function, this Committee recommended that the Lead Director receive additional compensation in an amount equal to the cash value of 1,200 shares of the Company's common stock. This additional compensation was approved by the full Board of Directors.

  The Committee monitors the stock ownership of the members of the Board and reports that all current outside Board members have met their respective stock ownership target in effect at the end of 1998. The target may be reached over a period of five years and is 12,000 shares.

  In 1996, the Committee reviewed Board member compensation and determined that a major shift was desirable to more closely align the Directors' interests with those of the shareholders. Thus, the Committee recommended that beginning with the 1996 compensation package, the full retainer paid to each Board member and each Chair of a Committee would be in the form of shares of Frontier common stock. The Board approved this plan, and subsequently the shareholders approved this plan at the April 24, 1996 Annual Meeting of Shareholders. This plan remains in effect for 1999.

  In 1998, the Committee and the Board continued the practice of peer evaluation. This process provides feedback to each Director and to the Board with respect to strengths of the Board and areas for improvement. In alternate years, the Board evaluates its effectiveness as a whole in a number of areas of the Board's responsibility including the protection of shareholders' interests, CEO performance review, strategic planning and management succession. This Committee on Directors performed two searches in 1998 for new Directors and successfully added two new members to your Company's Board.

  Your Committee on Directors will continue to review annually the governance standards and recommend improvements in governance to the full Board of Directors. A complete copy of the Governance Guidelines is available from the Corporate Secretary.

Respectfully submitted,

The Committee on Directors
Michael E. Faherty (Chair)
Brenda E. Edgerton
Eric Hippeau
Douglas H. McCorkindale
January 25, 1999

REPORT OF COMMITTEE ON MANAGEMENT

Compensation Philosophy and Policy

The Committee on Management believes that it is imperative for Frontier to offer an aggressive, competitive compensation program to motivate employees to build wealth for shareholders. The executive compensation program is designed to reward employees whose results enable the Company to achieve its vision. The components of the program are:

 . Base Salary
 . Annual Incentive Plan (Bonus)
 . Stock Incentive Plan

 The executive compensation program is structured to attract and retain the highest caliber executives. They are compensated based on the Company's consolidated performance and the individual's contribution. The program is designed to be competitive with compensation programs offered by comparable employers. The Company retains William M. Mercer, Inc. to review its executive compensation program on an annual basis. Information from this consulting firm, other independent studies and public information concerning salary, bonus and long-term incentive payments paid by companies in the telecommunications and related industries are used by this Committee to determine an appropriate compensation package for the Company's executives.

  The analysis includes information from a peer group of twenty-seven companies in the telephone, long distance, cable television, cellular and information technology industries. This group includes most of the companies reported in the Standard & Poor's Telephone Index and all of the companies reported in the Standard & Poor's Long Distance Index, together with additional companies. The Company's policy is to establish benchmarks at the median and 75th percentile of the comparative companies and to reward results based on performance. On a comparative basis, the base salary of the Company's CEO and its other executives, on average, would be considered within the third quartile of this group of peer companies.

Significant Actions During The Year

In January 1998, the Committee negotiated, with the Board's approval, a new employment agreement with Mr. Clayton to reflect his duties as Chief Executive Officer. The term of the agreement is for three years and defines the elements of his compensation. The Committee also approved employment agreements during the year with other executive officers of the Company which reflect their respective duties and the elements of their compensation.

  In February 1998, Louis Massaro, then Chief Financial Officer, retired from the Company. Rolla P. Huff was hired in May 1998 to fill this role. As components of his compensation package, Mr. Huff was awarded stock options and restricted stock. Vesting of the restricted stock is predicated on both continued employment and the achievement of specific stock price performance targets.

Base Salary
The salaries of the executive officers are based on the executive's performance and an analysis of base salaries paid executive officers having similar responsibilities in other companies. This analysis included the companies in the peer group of twenty-seven publicly-traded companies together with additional companies from other industries with similar revenues and/or asset values. Mr. Clayton's base salary was adjusted in 1998 to reflect his responsibilities as Chief Executive Officer. A further adjustment will be made to his salary in February 1999. The level of Mr. Clayton's base salary was also based upon a subjective assessment of his individual performance as well as overall corporate performance as measured by actual financial and operating results versus pre-established targets, strategic goals, and growth of the business. The base salaries of the other executive officer positions, other than that of the Chief Executive Officer, were set during 1998 and are commensurate with the respective position's responsibilities. This Committee continues to review executive salary levels in order to ensure competitiveness. Adjustments are planned to these salaries to take effect beginning in February 1999.

  In addition to benchmarking comparative companies' salaries, salary levels for the executives were based upon a subjective assessment of each individual's performance and responsibilities as well as overall corporate performance as measured by actual earnings per share and revenue versus pre-established targets, strategic goals and business and individual performance. No relative weights are attributed to any specific measurement factors.

Annual Incentive Plan (Bonus)

The Company's annual incentive plan is a bonus plan designed to provide performance-based compensation awards to executives for achievement during the past year. For executive officers, annual incentive awards are a function of individual performance and consolidated corporate results. Business unit performance is also a component of the annual incentive plan for certain of those employees involved in line operations below the executive officer level. All participants are subject to a discretionary adjustment, either positive or negative, based on individual performance. The specified qualitative and quantitative criteria employed by the Committee in determining annual incentive awards vary individually and from year to year. These criteria, or targets, are established as a means of measuring executive performance. The corporate targets for 1998 were based upon earnings per share, revenue, operating income, customer churn, and employee-initiated churn. Targets and weightings were established by this Committee as an incentive to improve the financial performance of the firm and thus improve long-term stock performance. Performance objectives and associated payout opportunities were established at the beginning of the year for executive officers. The objectives are identified as threshold, standard and premier targets with standard performance yielding payouts at the median level competitively. Actual overall 1998 corporate performance was between the threshold and standard levels, and accordingly, there was a bonus payout for the executives. Mr. Clayton's incentive bonus in the amount of $527,583 was determined in accordance with these targets and was paid out in early 1999. One executive who joined Frontier in 1998 received a guaranteed incentive bonus as part of his initial compensation package.

Stock Incentive Plan

This Committee believes that stock-based plans are an important component of executive compensation programs because they tie long-term compensation directly to the interests of shareholders. The Company's Management Stock Incentive Plan is designed to align executive compensation with long-term performance of the Company's stock. Stock options issued in 1998 do not expire until 2008, and the exercise price is the closing price of the stock on the day the option was granted. This Committee makes a subjective determination of the specific stock option grant to be awarded to each executive officer. The factors considered by the Committee in making this determination are:

(a)  the executive officer's past performance on previously set objectives;

(b) his or her expected future contribution to the long-term strategic goals and objectives of the Company; and

(c)  industry practices.

  No relative weights are attributed to any of these factors. All executive officers of the Company received options in 1998 based on their position in the Company, their contribution to the achievement of the Company's long-term objectives as assessed by Committee members based on their experience with the executive officers, and upon the recommendation of the Chief Executive Officer. Upon the recommendation of this Committee, Mr. Clayton received stock option grants for 200,000 shares based upon these factors as well.

  Restricted stock awards were granted to incent and retain certain of the named executive officers. The awards were issued to them based upon their expected contribution to the achievement of the Company's long-term objectives as assessed by Committee members based on their experience with the executive officers, and upon recommendation of the Chief Executive Officer. Restricted stock awards issued to them in 1998 vest based upon stock performance and the passage of time. Upon the recommendation of this Committee, the full Board of Directors awarded Mr. Clayton a total of 300,000 shares of restricted stock. Restricted stock awards to Mr. Clayton for 200,000 of these shares expire on February 28, 2001 and on February 10, 2003 for the other 100,000 of these shares. Executives, including Mr. Clayton, must continue to be employed by the Company and specified stock price targets must be achieved by certain dates for vesting to occur. Executives who leave the Company for any reason other than retirement, death or disability forfeit all unvested awards. No greater than one-third of an executive's award can be paid out in either 1999 or 2000. On February 10, 1998, the grant date of Mr. Clayton's 300,000 shares of restricted stock, the Company's stock price was $25.50 per share. Of this amount 66,666 shares vest upon the achievement of at least a $29.00 stock price for twenty business days in a thirty business day period. Subsequent tranches will vest upon achievement, for the same minimum duration, of stock prices of $34.00 and $39.00. (See also footnote 1 to the Long-Term Incentive Plans--Awards in Last Fiscal Year Table at page 15.)

Other Actions

The Committee believes that stock-based programs provide the best long-term incentives, are excellent motivators and better align the efforts of employees with the objectives of the shareholders. The Committee had previously established stock ownership guidelines for the Company's executives. These guidelines are described elsewhere in this proxy statement.

  Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million per person for compensation paid to the five highest paid executive officers unless certain requirements are met. The Management Stock Incentive Plan, specifically as it relates to performance-based restricted stock, is designed to comply with Section 162(m) requirements. The Committee favors a pay-for-performance compensation program and intends to continue to review executive compensation plans in consideration of the regulation.

  No member of this Committee is a former or current officer or employee of the Company or any of its subsidiaries.

Respectfully submitted,

The Committee on Management
Dr. Leo J. Thomas (Chair)
Raul E. Cesan
James F. McDonald
January 25, 1999



PERFORMANCE GRAPH

The following graph charts the Company's cumulative total shareholder return performance against the Standard & Poor's Telephone Index, the Standard & Poor's Long Distance Index and the Standard & Poor's 500 Index. A variety of factors may be used in order to assess a corporation's performance. This Performance Graph, which reflects the Company's total return against the selected peer group, reflects one such method. The performance of the Standard & Poor's Telephone Index and the Standard & Poor's Long Distance Index are weighted by the stock market capitalization of the companies within each of these peer groups. These same comparisons have been presented in the last three proxy statements. The Company's common stock closing price on December 31, 1998 was $34.00 per share.


[GRAPH APPEARS HERE]

----------------------------------------------------------------------------------------------------
Value of $100 invested
through the period ending:                0          1994       1995       1996      1997     1998
----------------------------------------------------------------------------------------------------
 .  Frontier Corporation              $100.00        $99.12    $140.05    $110.64   $120.47  $172.83
[] S&P 500                           $100.00       $101.52    $139.72    $170.47   $228.48  $292.38
*  S&P Long Distance                 $100.00        $88.93    $120.35    $120.66   $169.40  $281.94
/\ S&P Telephone                     $100.00        $92.06    $138.11    $139.01   $192.53  $280.79
----------------------------------------------------------------------------------------------------

COMPENSATION OF COMPANY MANAGEMENT

We have included the following tables and other information to help you understand the compensation of the Company's executives. These tables reflect the components of compensation paid the executive officers of Frontier Corporation. Specifically, these include salary, bonus, stock options and a long-term incentive plan. The Company does not provide its executives with stock appreciation rights.

  The Report of the Committee on Management of the Board of Directors appears on pages 9 through 11 of this proxy statement. This Report discusses the factors taken into consideration in setting Mr. Clayton's compensation and the compensation of the other executive officers. A Performance Graph showing the performance of the Company's stock as compared to the Standard & Poor's 500 Index, the Standard & Poor's Telephone Index, and the Standard & Poor's Long Distance Index appears on page 11 of this proxy statement.

Summary Compensation Table

The following table provides a summary of compensation paid to the CEO and the other four most highly compensated executive officers of the Company for services rendered to the Company and/or its subsidiaries over the past three fiscal years. The indicated titles are those held by each named executive officer as of January 31, 1999.


------------------------------------------------------------------------------------------------------------------------------
                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                ANNUAL COMPENSATION                             AWARDS        PAYOUTS
------------------------------------------------------------------------------------------------------------------------------
                                                                            SECURITIES
NAME                                                      OTHER ANNUAL      UNDERLYING           LTIP                ALL OTHER
AND PRINCIPAL                        SALARY      BONUS    COMPENSATION    OPTIONS/SARS        PAYOUTS             COMPENSATION
POSITION                     YEAR       ($)        ($)         ($) (2)             (#)        ($) (3)                  ($) (4)
------------------------------------------------------------------------------------------------------------------------------
J. P. CLAYTON /(1)/          1998  $725,000   $527,583        $ 16,274         200,000            N/A                 $286,366
CEO AND PRESIDENT            1997  $364,583   $350,000        $      0         500,000            N/A                 $475,535
FRONTIER CORPORATION         1996       N/A        N/A             N/A             N/A            N/A                      N/A

R. L. BARRETT /(1)/          1998  $345,000   $150,627        $      0          75,000       $522,932                 $ 12,025
EXECUTIVE VICE PRESIDENT     1997  $322,500   $      0        $      0          50,000            N/A                 $  4,638
FRONTIER CORPORATION AND     1996  $231,250   $      0        $ 84,670         200,000            N/A                 $246,528
PRESIDENT--TECHNOLOGY

J. T. CARR
EXECUTIVE VICE PRESIDENT     1998  $400,000   $174,640        $      0        100,000        $632,394                 $  5,622
FRONTIER CORPORATION         1997  $319,084   $      0        $      0         50,000             N/A                 $  3,825
AND PRESIDENT--              1996  $270,000   $      0        $      0        100,000             N/A                 $  5,226
FRONTIER OPERATIONS

R. P. HUFF /(1)/             1998  $218,750   $300,000        $ 31,188        350,000             N/A                 $141,579
EXECUTIVE VICE               1997       N/A        N/A             N/A            N/A             N/A                      N/A
PRESIDENT AND CHIEF          1996       N/A        N/A             N/A            N/A             N/A                      N/A
FINANCIAL OFFICER
FRONTIER CORPORATION

D. L. REEVES-COLLINS /(1)/   1998  $275,000   $115,084        $110,713         75,000             N/A                 $ 47,081
SENIOR VICE                  1997  $262,841   $ 65,520        $ 18,205         70,500             N/A                 $334,203
PRESIDENT AND PRESIDENT--    1996  $146,035   $ 67,388        $      0         25,000             N/A                 $ 42,868
FRONTIER SALES
==============================================================================================================================

(1) Mr. Clayton became an employee on June 9, 1997 and was named President and Chief Operating Officer effective June 16, 1997, Mr. Barrett was named Executive Vice President effective March 26, 1996, and Mr. Huff became an employee on May 22, 1998 and was named Executive Vice President effective June 1, 1998. Prior to those dates, none had received any remuneration for services to Frontier Corporation or any of its subsidiaries. See also Long-Term Incentive Plans-- Awards in Last Fiscal Year Table at page 15. The amount reflected as 1997 salary for Ms. Reeves-Collins includes a cost-of-living adjustment of $84,706 paid to her in connection with her relocation, at that time, to California in her position as Frontier Corporation's Vice-President-Western Region. The amounts shown as bonus for Ms. Reeves-Collins in 1996 and in 1997 reflect commissions paid to her in connection with her prior sales management positions with Frontier's long distance business unit.

(2) The amount reported in this column for 1996 includes $84,670 paid to Mr. Barrett to offset income tax liabilities incurred by him. The amount reported in this column for 1997 includes $18,205 paid to Ms. Reeves-Collins to offset income tax liabilities incurred by her in 1996 and 1997. The amount reported in this column for 1998 includes $16,274 paid to Mr. Clayton to offset income tax liabilities incurred by him in 1998, $110,713 paid to Ms. Reeves-Collins to offset income tax liabilities incurred by her in 1998, and $31,188 paid to Mr. Huff to offset income tax liabilities incurred by him in 1998.

(3) The amounts reflect the dollar value of the portion of Mr. Barrett's and Mr. Carr's restricted share grants which vested in 1998. The grants of these restricted shares were reflected as Long-Term Incentive Plan Awards in the years in which they were originally granted.

(4) "All Other Compensation" includes imputed income from term life insurance coverage and the Company's contributions to both the tax-qualified 401(k) and nonqualified defined contribution plans. For 1998, the dollar value of term life insurance coverage premiums paid by the Company for the benefit of the named executive officers was $22 for Mr. Clayton, $22 for Mr. Barrett, $22 for Mr. Carr, $11 for Mr. Huff and $22 for Ms. Reeves-Collins. The Company's 1998 contributions on behalf of the named executive officers to the tax-qualified 401(k) and nonqualified defined contribution plans, respectively, were as follows: $0 and $37,625 for Mr. Clayton; $2,956 and $9,047 for Mr. Barrett; $5,600 and $0 for Mr. Carr; $800 and $4,766 for Mr. Huff; and $2,863 and $6,762
for Ms. Reeves-Collins. For Mr. Clayton, Mr. Huff and Ms. Reeves-Collins, "All Other Compensation" also includes the reimbursement of relocation fees in the respective amounts of $248,719, $136,002 and $37,434.

  The following companion tables to the Summary Compensation Table list the stock options granted during the 1998 fiscal year to the named executive officers, their stock option exercises in 1998 and the aggregate options they held at the end of 1998, long-term incentive plan restricted stock awards granted during 1998, and the estimated retirement benefits which would be paid to them at age 65.


Option/SAR Grants in Last Fiscal Year

The following table of Individual Grants includes a column designated as "Grant Date Present Value." The calculations in this column are based on the Black/Scholes Present Value Pricing Methodology. This is used to determine the theoretical value of a stock option. The parameters used in this model are the exercise or strike price, the term of the option or term to expiration, the underlying stock price, the daily volatility of the stock, the prevailing interest rate, and the stock's dividend rate.

INDIVIDUAL GRANTS IN 1998

-----------------------------------------------------------------------------------------------------------------------
                                NUMBER OF          % OF TOTAL
                               SECURITIES        OPTIONS/SARS
                               UNDERLYING          GRANTED TO
                             OPTIONS/SARS        EMPLOYEES IN        EXERCISE OR       EXPIRATION
                                  GRANTED         FISCAL YEAR         BASE PRICE             DATE      GRANT DATE VALUE
-----------------------------------------------------------------------------------------------------------------------
NAME                               (#) (1)                             ($/SHARE)                             GRANT DATE
                                                                                                   PRESENT VALUE ($)(3)
-----------------------------------------------------------------------------------------------------------------------
J. P. CLAYTON /(2)/                200,000             4.11%            $25.5000          2/10/08            $1,532,340

R. L. BARRETT /(2)/                 75,000             1.54%            $25.5000          2/10/08            $  574,628

J. T. CARR /(2)/                   100,000             2.06%            $25.5000          2/10/08            $  766,170

R. P. HUFF /(2)/                   200,000             4.11%            $30.7500          5/22/08            $2,049,740
                                    50,000             1.03%            $33.3125          8/26/08            $  594,630
                                   100,000             2.06%            $26.4375         10/19/08            $1,019,320

D. L. REEVES-COLLINS /(2)/          75,000             1.54%            $25.5000          2/10/08            $  574,628
=======================================================================================================================

(1) The options granted under the Management Stock Incentive Plan have the following material terms: exercise price is the market price (based on the closing price of the Company's common stock on the New York Stock Exchange) on the date of the option grant; 1/3 of the options granted may be exercised commencing one year following the grant date, a second 1/3 may be exercised commencing two years following the grant date, and the remaining 1/3 may be exercised commencing three years following the grant date. Options may not be transferred other than by will or the laws of descent and distribution. An option may be exercised upon written notice to the Company accompanied by payment in full for the shares being acquired. In the event of a "change in control" as defined by the Management Stock Incentive Plan, all options become immediately vested and exercisable.

(2)  Options were granted to Mr. Huff on May 22, 1998, August 26, 1998 and
19, 1998, at an exercise price equal to Frontier Corporation's closing stock price on each date; such prices were, respectively, $30.75 per share, $33.3125 per share and $26.4375 per share. Options were granted to all other named executive officers on February 10, 1998, at an exercise price equal to Frontier's closing stock price on that date of $25.50 per share.

(3) The Black/Scholes pricing model is a methodology by which to determine the theoretical value of a stock option. The parameter assumptions used in the model are as follows:

---------------------------------------------------------------------------------------------------------------------------
 Grant                     Exercise           Option         Underlying       Risk Free           Expected        Dividend
 Date                         Price             Term        Stock Price         Rate of              Daily           Yield
                                                                                 Return         Volatility
---------------------------------------------------------------------------------------------------------------------------
 2/10/98                   $  25.50          10 yrs.           $  25.50           5.570%              .349           4.216%

 5/22/98                   $  30.75          10 yrs.           $  30.75           5.640%              .339           3.485%

 8/26/98                   $33.3125          10 yrs.           $33.3125           5.200%              .355           3.086%

 10/19/98                  $26.4375          10 yrs.           $26.4375           4.670%              .411           3.086%
===========================================================================================================================

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

-----------------------------------------------------------------------------------------------------------------------------------

                                                                       Number of Securities              Value of Unexercised
                                                                      Underlying Unexercised             In-the-Money Options/
                                     Shares                           Options/SARs at FY End               SARs at FY End (2)
                                   Acquired            Value        --------------------------------------------------------------
                                On Exercise         Realized        Exercisable   Unexercisable        Exercisable   Unexercisable
Name                                     (#)          ($)(1)                (#)             (#)                ($)             ($)
-----------------------------------------------------------------------------------------------------------------------------------

J. P. Clayton                             0              N/A            166,666         533,333         $2,427,074      $6,554,176

R. L. Barrett                             0              N/A            149,999         175,001         $  618,741      $1,250,009

J. T. Carr                           26,400         $300,456            182,732         166,668         $1,325,982      $1,333,342

R. P. Huff                                0              N/A                  0         350,000         $        0      $1,440,625

D. L. Reeves-Collins                      0              N/A             75,232         116,668         $  703,621      $1,005,217
==================================================================================================================================

(1) Aggregate market value of the shares acquired or covered by the option less the aggregate exercise price.

(2) Options are valued at the market value of Frontier Corporation common stock at December 31, 1998, (closing price of $34.00) less the per share option exercise price, multiplied by the number of exercisable/unexercisable options.

Long-Term Incentive Plans Awards in Last Fiscal Year

---------------------------------------------------------------

                            Number of      Performance or
                        Shares, Units        Other Period
                             or Other    Until Maturation
Name                       Rights (#)           or Payout
---------------------------------------------------------------
J. P. Clayton                 300,000                 (1)

R. L. Barrett                       0

J. T. Carr                          0

R. P. Huff                    150,000                 (1)

D. L. Reeves-Collins                0
===============================================================

(1) Messrs. Clayton and Huff each were awarded shares of restricted stock under the Management Stock Incentive Plan which is a long-term incentive plan. Mr. Clayton received all his shares on February 10, 1998. Mr. Huff received 100,000 shares on May 22, 1998 and 50,000 shares on October 19, 1998. Vesting is subject to performance criteria as well as the passage of time and continued employment. Recipients of restricted shares have full voting rights on the shares and are entitled to receive accumulated dividends when the shares vest. In the event of death, disability, or retirement, individuals (or their estates) will be entitled to a distribution of restricted shares upon the achievement of the vesting criteria, prorated to reflect their periods of active participation during the grant term. In the event of a "change in control" as defined by the Management Stock Incentive Plan, all restricted shares become immediately vested. With respect to 200,000 shares of Mr. Clayton's award, the first third will vest upon achievement of at least a $29.00 stock price for twenty business days in a thirty business day period. The remaining two-thirds will vest upon achievement of stock prices of $34.00 and $39.00 for twenty business days in a thirty business day period. Shares which do not vest by February 28, 2001 are forfeited, together with all dividends thereon. With respect to Mr. Huff's May 22, 1998 award of 100,000 restricted shares, the first third will vest upon achievement of at least a $35.00 stock price for twenty business days in a thirty business day period. The remaining two-thirds will vest upon achievement of stock prices of $41.00 and $47.00 for twenty business days in a thirty business day period; shares which do not vest by May 31, 2001 are forfeited, together with all dividends thereon. With respect to Mr. Huff's October 19, 1998 award of 50,000 restricted shares, the first third will vest upon achievement of at least a $29.00 stock price for twenty business days in a thirty business day period. The remaining two-thirds will vest upon achievement of stock prices of $32.00 and $35.00 for twenty business days in a thirty business day period; shares which do not vest by October 31, 2001 are forfeited, together with all dividends thereon. In the case of Mr. Clayton's 200,000 restricted shares and all Mr. Huff's restricted shares, no greater than one-third of the award can be paid in either 1999 or 2000. Mr. Clayton's remaining 100,000 restricted shares vest February 10, 2003 provided that the Company's stock price shall have reached $29.00 per share within 12 months of the grant, $31.00 per share within 18 months of the grant, or $32.00 per share within 24 months of the grant. This stock price appreciation target was reached; payout of the vested amounts will be deferred until Mr. Clayton reaches age 55 on October 11, 2004.


Pension Plans

The following table shows the estimated annual benefits payable upon retirement at age 65 to individuals in specified remuneration and years of service classifications. Furthermore, the amounts set forth are neither subject to any deduction for Social Security benefits or any other offsets nor adjusted to reflect maximum allowable benefits under the Internal Revenue Code.

  Certain of the Company's officers are participants in the Company's Pension Plan for Non-Bargaining Employees (the "Management Pension Plan") as supplemented by a Supplemental Management Pension Plan ("SMPP"). Of those listed in the Summary Compensation Table, Mr. Carr and Ms. Reeves-Collins participate in these Plans. The annual aggregate pension benefit for an officer under these Plans is based upon several factors and is largely determined by the number of years of employment multiplied by a percentage of the officer's three consecutive years of highest average annual compensation preceding retirement.

  Both the Company's Management Pension Plan and the SMPP were amended and frozen effective December 31, 1996. Benefit calculations under both pension plans were increased by 20% for all plan participants who had five or more years of service under the Plans by December 31, 1996. Additionally, early retirement requirements were reduced by three years of service and three years of age as final enhancements to both plans.

Pension Plan Table

---------------------------------------------------------------------------
                                        Years of Service
Remuneration               (15)       (20)       (25)       (30)       (35)
---------------------------------------------------------------------------
 $250,000             $ 67,648   $ 90,197   $112,746   $135,295   $157,844

  300,000               81,508    108,677    135,846    163,015    190,184

  350,000               95,368    127,157    158,946    190,735    222,524

  400,000              109,228    145,637    182,046    218,455    254,864

  450,000              123,088    164,117    205,146    246,175    287,204

  500,000              136,948    182,597    228,246    273,895    319,544

  550,000              150,808    201,077    251,346    301,615    351,884

  600,000              164,668    219,557    274,446    329,335    384,224

  650,000              178,528    238,037    297,546    357,055    416,564
===========================================================================

  Messrs. Clayton, Barrett, Carr, and Huff and Ms. Reeves-Collins each have executive contracts which may pay a benefit in the event of a "change in control" of the Company. These contracts are explained in detail on page 17 of this proxy statement. With the exception of Messrs. Clayton, Barrett and Huff, each of them also participates in the Company's Management Pension Plan and SMPP. Under SMPP, the service factor would include, subject to certain limitations, the amount of service for which payment is made to each of them under his or her respective executive contract.

  The SMPP also provides that in the event of a Change in Control of the Company, the Board may not terminate a participant's benefit and the Employees' Benefit Committee may not change prior decisions regarding a participant's service factor.

  Effective January 1, 1994, the Company established a Supplemental Executive Retirement Plan ("SERP") which covers Mr. Carr plus one other current executive. The Plan has an accrual and vesting schedule based on years of service and age. A maximum benefit of 60% of final compensation will be paid to an executive retiring at age 50 or older with 30 or more years of service. Payments made under the Company's Management Pension Plan and the SMPP are included in determining the ultimate benefit payable under the SERP. However, in order to qualify for the SERP benefit, a covered executive must be at least 50 years of age. Executive officers who are not at least 50 years old when they retire would only receive the retirement benefits set forth in the above Pension Plan Table and would receive no SERP benefit. Effective December 31, 1999, the SERP will be frozen with no enhancements.

  For the purpose of the Management Pension Plan, annual compensation includes all taxable W-2 compensation plus deferred compensation. For the purpose of SMPP and the SERP, annual compensation is the same as that given in the Salary and Bonus columns of the Summary Compensation Table for the named executive officers. The number of years of employment of such individuals for the purposes of these Plans currently are as follows: Mr. Carr--29 and Ms. Reeves-Collins-- 15.

  Ms. Reeves-Collins has not yet attained the age and years of service criteria to be retirement eligible. If her employment ended as of the current date, Ms. Reeves-Collins would receive a deferred pension based upon the amount reflected in the Pension Plan Table. Since Mr. Carr has attained the age of 50 years and has 29 years of service credit, he is entitled to a full pension based on the amount reflected in the Pension Plan Table. Assuming compensation at his January 31, 1999 level, if Mr. Carr were to retire, he would additionally receive an annual SERP benefit of $44,900.58.

Employment Contracts

The Company has entered into employment agreements with certain of its executive officers. Effective August 16, 1995, the Company entered with Mr. Carr into an employment agreement with a three-year term and a provision for annual renewals. Effective March 26, 1996, the Company also entered with Mr. Barrett into a three-year employment agreement with a provision for annual renewals. Additionally, the Company entered with Ms. Reeves-Collins into a similar agreement on October 13, 1997. Each of these agreements provides for specific compensation, duties and terms and conditions of employment. Each agreement also provides that, in the event of a Change in Control (as defined in the agreement) which is followed within three (3) years by termination of employment under certain circumstances, the employee will be entitled to all accrued compensation, a pro rata bonus, a cash severance payment (as determined under the agreement), the cash value of certain retirement amounts (if applicable and as determined under the agreement) and continuation for three years of certain health and life insurance benefits. Additionally, in the event any of these amounts are determined to trigger an Excise Tax (as defined in the agreement), the employee may also be entitled to a Gross-Up Payment (also as defined in the agreement). The amount of the severance payable to a named officer may vary based upon the individual's agreement with the Company.

  Effective January 1, 1998, the Company entered into an employment agreement with Mr. Clayton. Mr. Clayton's agreement has a three-year term with annual renewals and specifies the duties of his employment. It also provides for an annual base compensation of $725,000, a short-term incentive as established under the Company's Executive Compensation Program, a grant of 200,000 stock options, and the grant of a total of 300,000 restricted shares with vesting tied to specific performance criteria linked to an increase in the Company's stock price and the passage of time. Of this grant, 200,000 restricted shares will vest over three years, assuming achievement of certain specific stock price appreciation targets. The performance criteria for the remaining 100,000 restricted shares is a specific stock price appreciation target to be achieved over 12, 18 or 24 months. Assuming achievement of these stock price appreciation targets, the 100,000 restricted shares will vest five years following the grant date. Mr. Clayton's employment agreement also contains termination and Change in Control provisions substantially similar to the agreements of the other named executive officers.

  Effective May 22, 1998, the Company entered into an employment agreement with Mr. Huff. Mr. Huff's agreement has a three-year term with annual renewals and specifies the duties of his employment. It also provides for an annual base compensation of $375,000, a short-term incentive as established under the Company's Executive Compensation Program, a grant of 200,000 stock options, and the grant of a total of 100,000 restricted shares with vesting tied to specific performance criteria linked to an increase in the Company's stock price and the passage of time. All these restricted shares would vest over three years, assuming achievement of certain specific stock price appreciation targets. Mr. Huff's employment agreement also contains termination and Change in Control provisions substantially similar to the agreements of the other named executive officers. This agreement addresses Mr. Huff's responsibilities as Executive Vice President and Chief Financial Officer and provides that the Board of Directors may consider his appointment to the position of President and Chief Operating Officer.


BUSINESS TRANSACTIONS AND RELATIONSHIPS

Alan Hasselwander and the Company entered into a consulting arrangement under which he serves as Chair of the North American Numbering Council ("NANC"). The NANC advises the Federal Communications Commission ("FCC") on telecommunications industry numbering issues, including implementation of the FCC's number portability rules. Mr. Hasselwander's consulting agreement provides that he will perform services on a per diem basis and is reimbursed for necessary expenses. During 1998, Mr. Hasselwander received $150,000, plus reimbursement for expenses, under this consulting arrangement. The Company anticipates that Mr. Hasselwander will continue to render services during 1999 pursuant to this consulting arrangement but is, at this time, unable to anticipate the amount which it will pay for any future services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
COMPENSATION DECISIONS

The Committee on Management serves as the compensation committee. The members of the Committee on Management at the end of the last completed fiscal year were Mr. Cesan, Mr. McDonald and Dr. Thomas (Chair). None of these persons were, during 1998 or previously, an officer or employee of the Company or any of its subsidiaries.

  The full Board of Directors accepted the recommendation of the Committee on Management concerning Mr. Clayton's compensation. Mr. Hasselwander is a former officer of the Company and, during 1998, he participated in those deliberations of the Company's Board of Directors in which the Board accepted the Committee on Management's recommendations concerning executive officer compensation. Mr. Hasselwander is not a member of the Committee on Management. No executive officer of the Company has, during 1998 or previously, served as a director or member of the compensation committee of any other entity that has an executive officer who serves or has served either as a member of the Committee on Management or as a member of the Board of Directors of Frontier Corporation.


INDEMNIFICATION OF CERTAIN PERSONS

The Company and its subsidiaries indemnify their Directors and officers against certain liabilities they may incur. As authorized by New York State Law, the Company and its subsidiaries have purchased insurance from the Chubb Group, Reliance National, and Gulf Insurance Company insuring the Company and its subsidiaries against amounts they may pay as a result of indemnifying their officers, Directors and certain fiduciaries under the Employees Retirement Income Security Act of 1974 (ERISA). These insurance policies also insure all officers and Directors of the Company and its affiliates for additional liabilities against which the Company and its affiliates may not provide indemnification. The Directors and Officers Liability insurance has combined limits with the Fiduciary Liability insurance. The insurance was renewed on May 21, 1998 for a period of three years. During 1998, the Company prepaid $924,000 for the entire three-year term of this insurance.

--------------------------------------------------------------
PROPOSAL 2--RATIFICATION OF PUBLIC ACCOUNTANT

Your Board of Directors recommends a vote "FOR" this proposal.
--------------------------------------------------------------

The Company's public accountant is Pricewaterhouse-Coopers LLP. At the Annual Meeting, the shareholders will consider and vote upon a proposal to ratify the public accountant for the Company's fiscal year ending December 31, 1999. The Audit Committee of the Board of Directors has recommended that shareholders ratify the re-election of PricewaterhouseCoopers LLP as public accountant for that year. No member of the Audit Committee is an officer or employee of the Company. The Board of Directors unanimously recommends that you vote FOR this proposal. Proxies solicited by the Board of Directors will be voted FOR the foregoing proposal unless otherwise indicated. Approval of this proposal will require the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of the common stock outstanding.

 Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement, if they wish, and to respond to appropriate questions from shareholders.

2000 ANNUAL MEETING--FUTURE PROPOSALS OF SHAREHOLDERS

In order to be eligible for inclusion in the proxy materials for the Company's 2000 Annual Meeting of Common Shareholders, any shareholder proposal to take action at such meeting must be received at the Company's principal executive offices by November 12, 1999. Any such proposal should be addressed to 180 South Clinton Avenue, Rochester, New York 14646, Attention: Josephine S. Trubek, Corporate Secretary.

  In addition, the Company's By-Laws establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in the Company's proxy statement, to be brought before an annual meeting of shareholders. In general, in order to bring a matter before the meeting, notice must be received by the Corporate Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary of the immediately preceding annual meeting.

  The notice must contain information as specified in the By-Laws concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than the anniversary date, notice must be received not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which the public announcement of the date of such meeting is first made. However, if a shareholder complies with the requirements to have a proposal included in the proxy materials, he or she is deemed to have complied with this advance notice procedure. If a shareholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear or send a qualified representative to present that proposal at the meeting, the Company need not present the proposal for a vote at the meeting. In order to provide an admission card, we do ask that if a proposal is to be presented by a qualified representative, the shareholder advise us of the identity of the person who will be presenting the proposal.


OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not intend to present any matter for action at the Annual Meeting other than those set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, the holders of the proxies will act in accordance with their best judgment. In the event a nominee is unable to serve, the proxies will vote upon a substituted nominee.

  An admission ticket will be required to enter the Annual Meeting. Please use the form attached to your proxy card to request your ticket. Ticket requests after April 9, 1999 should be made by calling the Shareholder Line: 1-800-836-0342. If you hold your shares through your broker or otherwise are not a record holder, you may be asked to show evidence of your share position in order to enter the Annual Meeting. At this meeting we will celebrate the Company's 100th year of providing telephone service. We hope you will join us in this celebration.


March 12, 1999

                                     Notes
--------------------------------------------------------------------------------

                                     Notes
--------------------------------------------------------------------------------

[LOGO OF FRONTIER COMMUNICATIONS]


Frontier Corporation

Frontier Center
180 South Clinton Avenue
Rochester, New York 14646-0700




                        [Map showing meeting location]

LOGO Frontier Communications/SM/

180 SOUTH CLINTON AVENUE
ROCHESTER, NY 14646

Vote by Telephone

It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps:

1. Read the accompanying Proxy Statement and Proxy Card

2. Call the toll-free number
   1-877-PRX-VOTE (1-877-779-8683)

3. Enter your 14 digit Control Number located on your Proxy Card above your name

4. Follow the recorded instructions

Your vote is important!
Call 1-877-PRX-VOTE anytime!



Vote by Internet

It's fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:

1. Read the accompanying Proxy Statement and Proxy Card

2. Go to the Website:
   http://www.eproxyvote.com/fro

3. Enter your 14-digit Control Number located on your Proxy Card above your name

4. Follow the instructions provided

Your vote is important!
Go to http://www.eproxyvote.com/fro anytime!


Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Please note all votes cast via the telephone or the internet must be cast prior to 3:00 p.m. EDT, April 28, 1999. If you wish to change your address or notify the company that you plan to attend the meeting, please mark the boxes below and return your proxy by mail or call the Shareowner Line at 1-800-836-0342 to request an admission ticket.

   Do not return your Proxy Card if you are voting by Telephone or Internet
                             THANK YOU FOR VOTING

FRC91A                            DETACH HERE
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

   [2920-FRONTIER CORPORATION] [FILE NAME:FRC91A.ELX] [VERSION-4] [3/04/99]

[X] Please mark
    votes as in
    this example.

       The Board of Directors recommends a vote "FOR" Proposals 1 and 2:

1. Nominees for Director: (01) Patricia C. Barron, (02) Raul E. Cesan,
(03) Joseph P. Clayton, (04) Brenda E. Edgerton, (05) Jairo A. Estrada,
(06) Michael E. Faherty, (07) Alan C. Hasselwander, (08) Eric Hippeau,
(09) Robert Holland, Jr., (10) Douglas H. McCorkindale, (11) James F. McDonald
(12) and Dr. Leo J. Thomas

     FOR                     WITHHELD
     ALL    [_]              FROM ALL [_]
   NOMINEES                  NOMINEES

[_]______________________________________
   For all nominees except as noted above


2. Ratification of PricewaterhouseCoopers LLP as Public Accountant.

                                            FOR   AGAINST   ABSTAIN
                                            [_]     [_]       [_]

3. To vote in favor of any substituted director if a nominee is unable to serve and act in their discretion upon such matters which may properly come before the meeting or which are incident to the conduct of the meeting, or which the Board of Directors does not know, at the time of this solicitation, will be presented at the Annual Meeting.

MARK HERE FOR          MARK HERE IF YOU
ADDRESS CHANGE   [_]   PLAN TO ATTEND THE [_]
AND NOTE AT LEFT       MEETING

(Please sign exactly as your name appears at left)

Signature:_____________ Date:__________ Signature:_____________ Date:__________

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Ticket Request

If your plan to attend the Annual Meeting of Shareholders at 10:00 a.m., Pacific Time, on Thursday, April 29, 1999, at the Hotel Nikko San Francisco, 222 Mason Street in San Francisco, California, use this form to request your admission ticket. Complete the form by typing or printing your name and address. If your request is received by April 9, 1999, an admission ticket will be mailed to you. All other admission tickets will be provided beginning at 9:00 a.m., at the registration desk for the meeting. (Doors to the meeting will not be open before 9:00 a.m.) The envelope provided for the return of your proxy card should also be used to return this form. Alternatively, tickets may be requested by calling the Shareholder Line 1-800-836-0342. If you hold your shares through a broker or otherwise are not a record holder, we may require you to show evidence of your share position before you will be allowed into the Annual Meeting.

NOTE: If your shares are not registered in your own name, please advise the shareholder of record (i.e., your bank, broker, trustee, etc.) that you wish to attend the meeting. The registered owner must provide you with evidence of your stock ownership so that you may gain admittance to the meeting.

I plan to attend the meeting.
(please print or type)

Name
________________________________________________________________________________

Street
________________________________________________________________________________

City
________________________________________________________________________________

State                                                  Zip Code
________________________________________________________________________________

   [2920-FRONTIER CORPORATION] [FILE NAME:FRC91B.ELX] [VERSION-3] [3/05/99]

FRC91B                            DETACH HERE
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                                     PROXY

                       LOGO Frontier Communications/SM/

   I authorize each of Joseph P. Clayton and/or Josephine S. Trubek, or substitutes selected by them, to vote all shares of Frontier Corporation Common Stock which I am entitled to vote at the Annual Meeting of Shareholders on April 29, 1999, or at any adjournment thereof, as specified below.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND THE RATIFICATION OF THE PUBLIC ACCOUNTANT.

SEE REVERSE  CONTINUED, and to be signed and dated, on REVERSE SIDE  SEE REVERSE
   SIDE                                                                 SIDE